CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES

OF THE

CLASS A CONVERTIBLE PREFERRED STOCK

OF

CAVICO CORP.

The undersigned, the Chairman of the Board of Cavico Corp. a Delaware corporation (the “Company”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and in accordance with Section 151 of the Delaware General Corporation Law, the Board of Directors has taken action by written consent on September 28, 2009, to authorize a new series of preferred stock, the Class A Convertible Preferred Stock, par value $0.001 per share, and to set forth the designations, powers, preferences and relative and other special rights set forth in its Certificate of Designations as authorized in Article IV of the Certificate of Incorporation (the “Preferred Stock”) as follows:

1.

Designation and Rank.

The designation of such series of the Preferred Stock shall be the Class A Convertible Preferred Stock, par value $0.001 per share (the “Class A Preferred Stock”). The maximum number of shares of Class A Preferred Stock shall be 1,200,000 shares. The Class A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.  Voting Rights.

Each share of Class A Preferred Stock will entitle the holder thereof to three votes on all matters submitted to a vote of the stockholders of the Corporation.  The number of votes per share of Class A Preferred Stock shall not be decreased by any reverse stock split, or similar consolidation affecting the Common Stock.

3.  Liquidation Preference.

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock then outstanding shall not be entitled to receive payments out of the assets of the Company available for distribution to its stockholders,

4.  Conversion. The holder of Class A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)  Right to Convert. From the date of the effectiveness date (the “Issuance Date”) of the Form S-1 Registration, originally filed on May 22, 2009, to the day before the second anniversary of the Issuance Date, at any time that the closing market price of the Company’s common stock is greater than $9.35 (“Target Price”) for more than five consecutive days the holder of any such shares of Class A Preferred Stock may, at such holder's option, elect to convert (a “Voluntary Conversion”) each share of Class A Preferred Stock held by such person into one fully paid and nonassessable shares of Common Stock.  In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class A Preferred Stock.  The Target shall for any stock split, or similar consolidation affecting the Common Stock.

(b)  Mechanics of Voluntary Conversion. The Voluntary Conversion of Class A Preferred Stock shall be conducted in the following manner:

(i)  Holder's Delivery Requirements. To convert Class A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Company and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Class A Preferred Stock being converted  (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)  Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully executed Conversion Notice and the Preferred Stock Certificates, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) trading days following the date of receipt by the Company of the fully executed Conversion Notice and the Preferred Stock Certificates, issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, certificates registered in the name of the holder or its designee, representing the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Class A Preferred Stock is effective.

(iii)  Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Class A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock from and after the Conversion Date.

(c)  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Class A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(d)  Reservation of Common Stock. The Company shall, so long as any shares of Class A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Class A Preferred Stock

(e)  Retirement of Class A Preferred Stock. Conversion of Class A Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Class A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder, at the expense of the Company, a new certificate covering the number of shares of Class A Preferred Stock representing the unconverted portion of the certificate.

5.  No Preemptive Rights. No holder of the Class A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

6.  Mandatory Redemption.

The holder’ Conversion Rights shall expire on the second anniversary of the Issuance Date.  On such second anniversary of the Issuance Date, The Company will pay to each holder $0.001 per each unconverted share of Class A Preferred Stock .

7.  Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Class A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Class A Preferred Stock into Common Stock.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 28th day of September 2009.

CAVICO CORP.

By:	/s/ Ha Quang Bui
Name:	Ha Quang Bui
Title:	Chief Executive Officer

EXHIBIT A

CAVICO CORP.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Class A Convertible Preferred Stock of Cavico Corp. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Class A Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Cavico Corp., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion: _____________________________________________________________

Number of Preferred Shares to be converted: __________________________________________

Stock certificate no(s). of Preferred Shares to be converted: _______________________________

Number of shares of Common Stock to be issued: _______________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _______________________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: ________________________________________________
Facsimile Number: ________________________________________
Authorization:____________________________________________
By: ___________________________________________________
Title: __________________________________________________

Dated: __________________________________________